EXECUTIVE TRANSITION AGREEMENT
This Executive Transition Agreement (the “Agreement”) is made by and between Ellie Mae, Inc. (the “Company”) and Limin Hu (“Executive”) (collectively referred to herein as the “Parties”) effective as of December 1, 2016.
WHEREAS, Executive’s current title and position with the Company as Executive Vice President and CTO shall terminate effective December 31, 2016 (the “Effective Date”);
WHEREAS, Executive wishes to continue his employment with the Company as an individual contributor in the Company’s technology organization with the title of Founder, CTO Emeritus;
WHEREAS, the Company desires to assure itself of the continued services of Executive through at least March 31, 2019 by engaging Executive under the terms set forth herein; and
WHEREAS, Executive desires to provide services to the Company on the terms herein provided.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.Employment.
Executive’s employment as Founder, CTO Emeritus will begin January 1, 2017 and end March 31, 2019 (the “Term”) unless terminated earlier in accordance with the terms and conditions herein. While employed during the Term, Executive shall (i) serve as Founder, CTO Emeritus, performing a substantial role in advising the Company’s executive and technology team during the Company’s transition to its “next generation” product offering and advising on special projects as directed by the Company’s Chief Executive Officer, (ii) not engage directly or indirectly in any other business activity that is competitive with the current business of the Company or with any known type or area of business that the Company is developing or planning to pursue in the mortgage industry, or that might place Executive in a competing position to that of the Company or any of its affiliates in the mortgage industry; (iii) have his own office located at corporate headquarters, and shall report directly to the Chief Executive Officer; and (iv) promptly and faithfully comply with all present and future policies, requirements, directions, requests, and rules and regulations of the Company in connection with the Company’s business.

2.Compensation and Related Matters.
(a)    Base Salary. During the Term, Executive shall receive the following salary, subject to withholdings and deductions and which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company: (i) during calendar year 2017, Executive’s salary shall be $11,250 per month, (ii) during calendar year 2018 and the first quarter of 2019, Executive’s salary shall be $5,625 per month. Executive shall be eligible for “short term incentive” bonus compensation based on the Company’s and Executive’s individual performance during 2016 (which shall be paid in the first quarter of 2017 if applicable), but shall not be entitled to any additional bonus compensation during the remainder of the Term.
(b)    Benefits. During the Term, Executive may continue to participate in such employee benefit plans and programs as the Company may from time to time provide to its employees, including paid time off, subject to the terms and conditions of such plans. Nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan or benefits. After the end of the Term, if Executive is not eligible to receive continuing benefits, Executive shall be eligible for continued participation in the Company’s health insurance program at his own expense pursuant to COBRA.
(c)    Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel, and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.
(d)    Equity Awards. During the Term, Executive shall continue to vest in all equity awards previously issued to him prior to the Effective Date, in accordance with the terms of the applicable equity incentive plan, award agreement and notice of grant. During the Term, Executive shall not be entitled to receive any new equity awards.
3.Change In Control Severance Agreement. The Parties hereto agree that Executive’s transition from his current position of Executive Vice President and CTO to Founder, CTO Emeritus, as described under this Agreement, shall not constitute an “Other Termination” as that term is defined in the Change in Control and Severance Agreement between the Parties, dated October 14, 2014 (“CIC”). The CIC shall remain in full force and effect during the term, and Executive shall be considered to be employed without any break in service.
4.    Termination.
(a)    Good Faith; At Will Employment. The parties agree to act in good faith and not to do anything to frustrate the other’s ability to enjoy the benefits and intended benefits of this Agreement. Either party may terminate this agreement for any reason, upon thirty (30) days’ written notice.

(b)    Company Property. Executive hereby acknowledges and agrees that except for Executive’s cell phone and cell phone number, all Personal Property (as defined below) and equipment furnished to, or prepared by, Executive in the course of, or incident to, Executive’s employment, belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment (and will not be kept in Executive’s possession or delivered to anyone else). For purposes of this Agreement, “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), keys, building card keys, company credit cards, telephone calling cards, computer hardware and software, and all other proprietary information relating to the business of the Company or its subsidiaries or affiliates. Following termination, Executive shall not retain any written or other tangible material containing any proprietary information of the Company or its subsidiaries or affiliates.
5.Mutual Release of Claims.
(a)Executive’s Release: On behalf of Executive and Executive’s executors, administrators, heirs and assigns, except for obligations arising from this Agreement and the CIC, Executive hereby releases and forever discharges the “Company Released Parties” hereunder, consisting of the Company, and each of its owners, directors, officers, managers, employees, agents, affiliates and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Company Released Parties, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by the Company or the separation thereof, including without limitation any and all claims arising under federal, state, or local laws relating to employment, any claims arising under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the whistleblower retaliation provisions of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (to the maximum extent permitted by the law); the California Fair Employment and Housing Act; the California Family Rights Act; the California Labor Code; California Business & Professions Code Section 17200; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. Notwithstanding the generality of the foregoing, Executive does not release any claims that cannot be released as a matter of law including, without limitation, claims for indemnity under the California Labor Code and Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or California Department of Fair Employment and Housing any claims of discrimination; provided, however, that Executive does release his rights to secure damages for any alleged discriminatory treatment.
(b)Company’s Release: In consideration of the promises contained in and terms and provisions of this Agreement, except for obligations arising from this Agreement or the Confidential Information Agreement (as defined below), Company releases Executive and his agents ("Executive Released Parties") of and against all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys' fees, and other legal responsibilities (collectively referred to as "claims"), of any form whatsoever, relating to, or arising out of Executive’s employment relationship with Company and/or the termination of said employment, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Company or its successors in interest now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this instrument, and without limiting the generality of the foregoing, from all claims, demands and causes of action based upon, relating to, or arising out of Executive’s employment relationship with Company and/or the termination of said employment, including claims asserted by Company employees, vendors, contractors, etc., arising from Executive’s employment with Company. This Release does not extend to those rights which as a matter of law cannot be waived.
(c)In accordance with the Older Workers Benefit Protection Act of 1990, Executive acknowledges that he is aware of the following:
(i)    This paragraph, and this Agreement are written in a manner calculated to be understood by Executive.
(ii)    The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Executive signs this Agreement.
(iii)    This Agreement provides for consideration in addition to anything of value to which Executive is already entitled including, but not limited to, continued employment in a reduced role during the Term, and continued equity vesting during the Term.
(iv)    Executive has been advised to consult an attorney before signing this Agreement.
(v)    Executive has been granted twenty-one (21) days after being presented with this Agreement to decide whether or not to sign this Agreement. By executing this Agreement, Executive does so voluntarily and with the advice of counsel after having had the opportunity to consult with an attorney, and hereby Executive agrees that she has been provided with a reasonable time to consider signing the Agreement.
(vi)    Executive has the right to revoke this general release within seven (7) days of signing this Agreement. In the event this general release is revoked, this Agreement will be null and void in its entirety, and Executive will not receive the benefits of this Agreement, and may be terminated by the Company immediately. If Executive wishes to revoke this agreement, Executive must deliver written notice stating that intent to revoke to Brian Brown, Sr. Vice President, General Counsel at 4420 Rosewood Drive, Suite 500, Pleasanton, CA

94588 on or before 5:00 p.m. on the seventh (7th) day after the date on which Executive signs this Agreement.

(d)Civil Code Section 1542 Release.    Each party acknowledges that it has read section 1542 of the Civil Code of the State of California which states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.” Each party hereby releases known and unknown claims, and waives all rights she or it has or may have under Civil Code section 1542 or under any other statute or common law principle of similar effect to the full extent that it may lawfully waive such rights with respect to this general release of claims. that it may lawfully waive such rights with respect to this general release of claims.

(e)Nothing contained in this Agreement is intended to, or shall be deemed to, prohibit or restrict Executive or the Company from providing truthful information concerning Executive’s employment or the Company’s business activities to any government, regulatory or self-regulatory agency. Furthermore, nothing within this or any other agreement prohibits or restricts Executive (or Executive’s attorney) or the Company (or its attorneys) from initiating communications directly with, responding to any inquiry from, cooperating with or providing testimony before, the Securities and Exchange Commission or any other federal, state, or local regulatory authority or agency.

6.	Miscellaneous Provisions.
(a)    Mutual Non-Disparagement.    Executive has not made any defamatory or disparaging comments about the Company, nor will Executive do so in the future. Company has not, through statements by, or the actions of, any of its officers, made any defamatory or disparaging comments about Executive, nor will Company do so in the future.

(b)    Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.
(c)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
(d)    Notices. Any notice, request, claim, demand, document, and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile, email or certified or registered mail, postage prepaid (or if it is sent through any other method agreed upon by the Parties), as follows:

If to the Company:
Ellie Mae, Inc.
Attn: General Counsel
4420 Rosewood Drive, Suite 500
Pleasanton, CA 94588

If to Executive:
Limin Hu
c/o Ellie Mae, Inc.
4420 Rosewood Drive, Suite 500
Pleasanton, CA 94588

Or at any other address as any Party shall have specified by notice in writing to the other Party.
(e)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
(f)    Entire Agreement. The terms of this Agreement, together with the Confidential Information and Invention Assignment Agreement previously entered into between Executive and the Company (the “Confidential Information Agreement”) which shall remain in full force and effect, and the CIC which shall remain in full force and effect, are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement, together with the Confidential Information Agreement and CIC, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
(g)    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h)    Dispute Resolution. Except as otherwise provided by applicable law, Executive and the Company agree that if any disputes should arise between Executive and the Company (including claims against its employees, officers, directors, shareholders, agents, successors, and assigns) relating or pertaining to or arising out of this Agreement or Executive’s employment with the Company, the dispute will be submitted exclusively to binding arbitration before a single neutral arbitrator. This means that such disputes will be decided by an arbitrator rather than a court or jury, and that both Executive and the Company waive their respective rights to a court or jury trial. Executive understands that the arbitrator’s decision will be final and exclusive. Judgment on the arbitration award may be entered in any court having jurisdiction. The arbitration will be conducted in the San Francisco Bay Area in California. The arbitration shall be administered by JAMS pursuant to its arbitration rules and procedures then in effect. Within fifteen (15) days after the commencement of arbitration, the Parties shall mutually select one person to act as neutral arbitrator. If the Parties fail to agree upon the selection of the arbitrator within the allotted time, one neutral selected by Executive and one neutral selected by the Company shall jointly appoint a single, independent, and impartial arbitrator to serve as the sole arbitrator for the dispute. The arbitrator shall decide the dispute in accordance with the substantive law of the state of California. The Company shall pay all costs of arbitration, including the arbitrator’s fees. The arbitrator shall have the authority to apportion fees as between the parties in accordance with applicable law. Nothing herein shall prevent either Party from pursuing injunctive relief in court (without having to post a bond) to avoid irreparable harm pending completion of any arbitration.
(i)    Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(j)    Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.
(k)    Definitions; Heading; and Number. A term defined in any part of this Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Employment Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular.

7.	Executive Acknowledgment.
Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.
IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date and year first above written.
ELLIE MAE, INC.
By: /s/ Jonathan Corr
Name: Jonathan Corr
Title:     Chief Executive Officer
EXECUTIVE
By: /s/ Limin Hu
Name: Limin Hu